Mail Stop 6010

      December 14, 2005

Ms. Paulita M. LaPlante
President and Chief Executive Officer
Optical Sensors Incorporated
7615 Golden Triangle Drive, Suite C
Technology Park V
Minneapolis, MN 55344-3733

      Re:	Optical Sensors Incorporated
Form 10-KSB for the Year Ended December 31, 2004
Forms 10-QSB for the Quarters Ended March 31, 2005, June 30, 2005 and
September 30, 2005
		File No. 000-27600

Dear Ms. LaPlante:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.

							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant
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Ms. Paulita M. LaPlante
Optical Sensors Incorporated
October 28, 2005
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